Exhibit 10.2
LEASE DEED
THIS LEASE DEED (“Deed”) is made and executed at Hyderabad on this 22 day of
August 2007.
BY AND BETWEEN
Andhra Pradesh Industrial Infrastructure Corporation Limited, Hyderabad, a Government Company registered under the provisions of the Companies Act, 1956 and having its registered office at 6th Floor, Parisrama Bhavanam, Fateh Maidan Road, Hyderabad — 500 004 represented herein by Mr.D.Pardhasaradhi Rao, Authorised Signatory (hereinafter referred to as ‘APIIC/LESSOR’, which expression shall unless repugnant to the context or meaning thereof include its successors and assigns) of the ONE PART;
AND
Virtusa (India) Private Limited, a company registered under the Companies Act, 1956, having its Registered Office at 3rd Floor, My Home Tycoon, Begumpet, Hyderabad-500016, represented herein by its Financial Controller, Mr. M. Hari Raju, vide resolution passed at the meeting of the Board of Directors/ Authorization dated 08/12/2006 (hereinafter referred to as “VIRTUSA/LESSEE”, which term shall unless the context requires otherwise include its successors in office and assigns) of the OTHER PART
WHEREAS:
(1)	‘Lessor’ is the absolute owner and possessor of the vacant land measuring 50.73 acres at survey No. 115/part, Nanakramguda Village, Serilingampally Mandal, Rangareddy District, Andhra Pradesh. Pursuant to the grant of requisite approval by the Board of Approval, Ministry of commerce, Government of India (hereinafter referred to as BOA), the Lessor/’Developer’ is developing an IT/ITES Special Economic Zone (hereinafter referred to as SEZ) at the said land as per the Approval Letter No.F-2/108/2006-EPZ dated 16.06.2006 attached herewith as Appendix A.. The SEZ is fully described and delineated in the site plan attached as Appendix B to this Deed;
(2)	On the request of the Lessee, the ‘Lessor’ is agreeable to lease out 6.32 acres of Land forming part of 50.73 acres at survey No. 115/part, Nanakramguda Village, Serilingampally Mandal, Rangareddy District, Andhra Pradesh morefully described in the Schedule hereunder and hereinafter referred to as Sector A shown in colour green in the site plan Appendix B to this Lease Deed on lease for 99 years to the ‘Lessee’ for development of complete IT infrastructure within the periphery of ‘Sector A’ as a co-developer for ‘Sector A’ portion of the SEZ.

(3)	The “Lessee” has agreed to take on lease ‘Sector A’ portion of SEZ subject to the terms and conditions hereafter appearing and to become a co-developer for the purpose of providing infrastructure facilities and undertake authorized operations in ‘Sector A’ of SEZ.
(4)	The ‘Lessee’ has now been recognized as a Co-developer in the SEZ for ‘Sector A’ by the BOA under the provisions of the Special Economic Zone’s Act, 2005 (hereinafter referred to SEZ Act) and the Rules and Regulations framed there under vide letter bearing No. F 2/108/2006-EPZ dated 07.05.2007.
(5)	Further the ‘Lessor’ had now got the SEZ notified under subsection (1) of section 4 of the Special Economic Zones Act, 2005 (28 of 2005) read with rule 8 of the Special Economic Zones Rules, 2006.
(6)	The Lessee had entered into a MOU dated 9th December, 2004 (“MOU”) with Government of Andhra Pradesh and an Agreement to Sale dated 28th June, 2006 (“Agreement to Sale”) with the Lessor containing the terms and conditions relating to the allotment and usage of Sector A.
(7)	The Parties had executed a Lease Deed dated 26.03.2007 which is marked as Annexure — I recording the terms and conditions of lease of Sector A to the Lessee. Clause 1.3 of the said lease deed stipulated that the lease is subject to the Lessee obtaining the Co-Developer status. Pursuant to recognition of the Lessee as Co-Developer and the notification of the SEZ, the Parties have now come forward to re-execute the lease deed in supercession of the earlier lease deed dated 26.03.2007, to appropriately record the terms and conditions of the lease of Sector A to the Lessee.
NOW THIS LEASE DEED WITNESSETH AS FOLLOWS:
1.	GRANT OF LEASE & CONSIDERATION
1.1	In consideration of the payment of Lease Premium amounting to Rs. 2,29,19,190 (Rupees Two Crores Twenty Nine Lakhs Nineteen Thousand One Hundred and Ninety only) details of which are provided in Clause 1.2 below and yearly rentals by the Lessee to the Lessor and the observance of terms and conditions hereinafter contained by the Lessee, the Lessor hereby demises to the Lessee and the Lessee hereby takes on lease, ‘Sector A’ as detailed in Appendix B, for a period of 99 years commencing from 26/3/2007 and ending on 25/3/2106 (“Term”), subject to the conditions stipulated hereunder.

1.2	In terms of Clause 3(a) and 3 (b) of the MOU and Clause I of the Agreement to Sale, Lessee is entitled to an employee related rebate cum reduction of an amount equivalent to Rs.2,29,19,190 (Rupees Two Crores Twenty Nine Lakhs Nineteen Thousand One Hundred and Ninety only). It is further clarified that IT & C Department has confirmed that Lessee has employed 1247 eligible employees vide Lr.No.1863/IT &C/2004 dt.18.03.2005 and that the Lessee has to further employ a minimum of 857 employees to claim full rebate on Lease Premium. To that extent the Lessee has furnished a Bank Guarantee No. 021GTO2061170001 dt.27.4.2006 for Rs.93,35,500 (amount balance associated with remaining 857 eligible employee obligation) of HDFC Bank Limited, Hyderabad which is valid up to 27.4.2009. Lessee shall pay the annual lease rent of Rs.100/-(Rupees one hundred only) per year for 99 years on first of January of each year at the office of the Lessor.
1.3	Lessee has obtained the requisite approval from the Board of approval for becoming a co-developer of the ‘Sector A’ portion of SEZ vide Letter No.F.2/108/2006-EPZ; dated 7th May, 2007, GoI, Ministry of Commerce and Industry, Department of Commerce, (SEZ Section) attached herewith as Annexure-II

1.4	The period of Lease shall be Ninety Nine (99) years and may be renewed as mutually agreed upon by the Parties on the same terms and conditions.

1.5	The Lessor hereby represents and warrants to the Lessee that (a) it is the sole, legal and absolute owner of ‘Sector A’ with uninhibited rights of alienation over the same and no others whomsoever have any manner of subsisting rights, title or interest or have or will have any claims, in respect of ‘Sector A’, and (b) ‘Sector A’ can be used in all respects for the purposes contemplated hereunder.

1.6	The Lessee may exercise the option to purchase ‘Sector A’ at any time during the tenure of this Lease Deed, if the same is permitted under SEZ Act, 2005. The Lessor undertakes that in the event the Lessee exercises its option to purchase ‘Sector A’, it shall allot the same on outright sale basis in favour of the Lessee as per the terms and conditions contained in the MOU and the Agreement to Sale..
2.	COVENANTS BY THE LESSOR
The Lessor hereby covenants that:

2.1	Lessor will get the SEZ notified under subsection (1) of section 4 of the Special Economic Zones Act, 2005 (28 of 2005) read with rule 8 of the Special Economic Zones Rules, 2006.

2.2	The ‘Lessor’ shall provide support infrastructure at its own cost such as access road upto the periphery of ‘Sector A’, Power, water sewage upto the ‘Sector A’ boundary as per ICT Policy 2005-2010. The ‘Lessee’ shall bear the cost of provision of power, water, sewerage and roads within ‘Sector A’ periphery and shall have to bear the cost of consumption of water, power & sewerage. The ‘Lessee’ shall pay the charges for various servicing and common facilities and also for up-keep and maintenance of Roads, water supply, drainage, sewage disposal, street lights to the administration or some other agency as the case may be, failure in respect of which would entail the services being disconnected.

2.3	The ‘Lessor’ shall facilitate development of infrastructure for entire SEZ in an integrated manner in consultation with the ‘Lessee’ and other co-developers and shall provide a mutually agreed integrated infrastructure scheme in SEZ so that the ‘Lessee’ could provide all infrastructure services, within ‘Sector A’ in consonance with the integrated infrastructure scheme in SEZ.

2.4	The Lessor shall ensure that the Lessee shall peacefully and quietly use and enjoy, in accordance with the terms of this Lease Deed, the ‘Sector A’, without interruption or disturbance by the Lessor or any person lawfully or otherwise claiming by or through or under the Lessor during the currency of this Deed.

2.5	The Lessor shall sign, without demur, such applications, no-objection certificates or any documents prescribed by any statute / government authority as may be required by the Lessee to obtain necessary statutory approvals, permissions etc. to carry out its use of ‘Sector A’ in accordance with the terms of this Deed.

2.6	The ‘Lessee’ is entitled to seek various approvals and clearances in relation to the development and construction of infrastructure within ‘Sector A’ and to create mortgage, land in ‘Sector A’ (with prior written consent of ‘Lessor’, which shall not be unreasonably withheld) in favor of the financial institutions/banks for extending loans and other facilities to the ‘Lessee’ in relation to the co-development of ‘Sector A’. The Lessee shall be entitled to create a mortgage or other charge whatsoever, over (a) its rights under this Lease Deed, and/or (b) its rights over the infrastructure and/or the buildings in ‘Sector A’, without any restriction whatsoever with prior written consent of Lessor ( which shall not be unreasonable withheld).

2.7	The Lessor agrees to consider any successor, transferee or assignee of the Lessee including by reason of any scheme of reconstruction, merger, demerger and any other change may be substituted in place of the Lessee subject to the terms of this Lease Deed and the provisions of the Special Economic Zone’s Act, 2005 (hereinafter referred to SEZ Act) and the Rules and Regulations framed there under.

2.8	The Lessor shall not alienate, encumber or transfer any rights or interest whatsoever in ‘Sector A’, in favor of any person during the period of lease subject to clause 2.6 mentioned hereinabove.
3.	DEVELOPMENT OF ‘SECTOR A’
3.1	Lessee shall have the sole responsibility (including through its agents, contractors and subcontractors) for development of complete infrastructure for operation of IT/ITES companies and carrying out the authorized operations in ‘Sector A’.

3.2	Each Party hereby for itself and all persons deriving or claiming any right, title or interest under it (collectively the “Indemnitor”) covenant, agree and undertake with the other Party its successors and all persons claiming under it (collectively the “Indemnitee”) that the Indemnitor shall and will from time to time and at all times throughout hereafter save harmless, indemnify and keep indemnified the Indemnitee and their respective estates and effects against all actions, suits, proceedings, claims, demands, costs, charges, expenses, damages, penalties or payments that may be taken or made by any authority or by anyone whomsoever for any breach by the Indemnitor or by any one whomsoever under the instructions of an Indemnitor or on their behalf or for them of any provisions of this Deed..
4.	COVENANTS OF THE LESSEE

The ‘Lessee’ shall invest a minimum amount as agreed upon in Clause II (3) of the Agreement to Sale in ‘Sector A’ (which will include fixed assets including movable and immovable assets and construction buildings, plant and equipment, hardware and software deployed in creation facilities/campus including investment made in existing facility) or Lessee agreeing to employ 857 employees within a period of 3 years from the date of taking possession or alternatively within one month after completion of 3years Lessee refunds the rebate to the extent of shortfall in the employment of eligible employees.
4.1	The ‘Lessee’ shall commence construction/site infrastructure work of the project within 6months from the date of taking possession of ‘Sector A’ or upon receiving all statutory approvals to commence construction of the project, which ever is later. It is hereby agreed that as on the date of this Deed, Lessee is in full compliance with this Section.

4.2	The ‘Lessee’ shall utilize ‘Sector A’ for the purpose for which it is leased i.e., for IT or ITES purposes and not for any other purpose.

4.3	The ‘Lessee’ undertakes to inform ‘Lessor’ about the details of Finance(s) raised (if any) on the security of ‘Sector A’, from time to time till the Loan(s) is/are re-paid to the financial agencies.

4.4	The Lessee shall have (a) the right to sub-lease / license out ‘Sector A’and any development / infrastructure constructed thereon either in whole or in part(s) to one or more units and shall keep the Lessor informed in advance.

4.5	The Lessee shall pay all Taxes, charges, rates, and outgoings of whatsoever in respect of the Sector A premises to the competent authorities.

4.6	The Lessee shall insure all the buildings together with all fittings & fixtures, machines etc. with any Insurance Company for loss due to fire, earthquake, storm, flood etc. through out the period of lease.

5.	STAMP DUTY & REGISTRATION
All expenses with respect to execution and registration of this Lease Deed shall be paid by the Lessee including stamp duty (if any), registration charges or any other statutory fee or charges required to be paid under applicable law to complete the transaction envisaged under this Lease Deed. Subject to the terms hereof, all formalities relating to registration of this Lease Deed shall be commenced forthwith upon execution of this Deed, and shall in any event be completed within a period of 120 days from the date of execution of this Lease Deed.
6.	MISCELLANEOUS PROVISIONS
6.1	Time is of the essence with respect to all of the terms and conditions of this Lease Deed

6.2	The parties have agreed that the Deed shall not alter, amend or terminate any of the provisions of the Agreement to Sale or the MOU. In the event of the termination of the Deed for any reason whatsoever including breach of the Deed, the parties shall revert to the Agreement to Sale/MOU and the terms of the Agreement to Sale/MOU shall be binding on the Parties. Further, in case of a conflict between the terms of the Deed and the Agreement to Sale, the terms of the Agreement to Sale shall prevail.

6.3	Failure by either Party to enforce any provision of this Lease Deed shall not constitute a waiver or affect a respective Party’s right to require the future performances thereof, nor shall either Party’s waiver of any breach of any provision of this Lease Deed constitute a waiver of any subsequent breach or nullify the effectiveness of any provision.
Any delay in completion of the project on any reason, during the period of lease, shall be treated as significant event of default of the Lessee under this lease deed, leading to the termination of this lease deed. In case of such a delay, the ‘Lessor’ shall notify the ‘Lessee’ of such default in writing and shall call upon the ‘Lessee’ to rectify the same within a period of 180 (one hundred eighty) days from the date of Lessor’s written notice to Lessee. In the event such default is not rectified within such stipulated time, the ‘Lessor’ is entitled terminate this lease deed forthwith.
6.4	In the event that any provision of this Lease Deed shall be held invalid as contrary to any law, statute or regulation in that regard, the validity of any other provision of this Lease Deed shall not be affected and each and every provision shall be severable from each and every other.

6.5	The Lessor and Lessee shall not be liable as per MOU, the Allotment Letter, and this Deed for any delay or default in compliance of any of the terms thereof, which is solely attributable to causes beyond their control. If delay is caused in such an event, the period for compliance shall be extended by the period of such delay. If, due to such causes, either party, using reasonable, good faith efforts, is not able to implement the provisions of the MOU, the Allotment of the Schedule Land and this Deed, then neither party shall be liable to the other and in such an event Lessor shall refund to Lessee all amounts paid to the Lessor in connection with the Schedule Land and the parties shall resume status quo ante as per APIIC allotment regulations.

6.6	The Lessor and Lessee are independent contractors, independent of one another and neither has the authority to bind the other to any third party or otherwise to act as the representative of the other unless otherwise expressly agreed to in writing by both parties hereto.

6.7	Notice under this Lease Deed will be in writing and will, for all purposes, be deemed to have been fully given and received when actually received and they will be sent by registered or certified mail, return receipt request, postage prepaid, (unless otherwise provided) properly addressed, to the respective parties hereto at the following addresses, or at such other address for either party as may be specified by the such party to such purpose, or by telefax and confirmed by hardcopy mailed to the recipient:

The Lessor	APIIC Ltd

[4th Floor, Parisrama Bhavan, Basheer
Bagh, Hyderabad — 500 004
Attention: D.Pardhasaradhi Rao,
Project Manager (IPU),

Facsimile Number: 040 — 23240205

Lessee	Virtusa India Private Limited

3rd Floor, My Home Tycoon,
Begumpet, Hyderabad-500016
Attention: Mr.Hari Raju

Facsimile Number:040-2341 2310 —
6.8	If any dispute or difference shall at any time arise between the Parties to this Lease Deed or under any clause or their respective rights, claims or liabilities hereunder or otherwise in any manner whatsoever, in relation to or arising out of or concerning this Lease Deed, the Parties shall promptly and in good faith negotiate with a view to arrive at an amicable resolution and settlement. In the event no amicable resolution or settlement is reached within a period of 30 days from the date of commencement of discussions, subject to the provisions of SEZ Act and without in any manner affecting the rights of the authorities under the said Act, such disputes and/or differences shall be referred to arbitration whereby each Party hereto shall appoint one arbitrator and the two arbitrators so appointed shall appoint a third arbitrator to act as the presiding arbitrator. If the two arbitrators fail to appoint a third arbitrator, then the third arbitrator shall be appointed as per the Arbitration and Conciliation Act, 1996 and any amendments or modifications thereto. The arbitration proceedings shall be held in Hyderabad in accordance with the provisions of the Arbitration and Conciliation Act, 1996 and the findings of the arbitrator(s) shall be final and binding on the Parties. The proceedings shall conducted in the English language. During the period of any dispute under this Agreement, through the date of final adjudication or settlement, as the case may be, neither party shall have the right to terminate this Agreement.

6.9	The Parties shall bear the cost of appointing their respective arbitrators and the costs incurred towards the appointment of the third arbitrator shall be borne by both the Parties equally.

6.10	This Lease Deed shall be governed by Indian Law and subject to Clause 6.8 & 6.9 above, the courts of law in Hyderabad will have exclusive jurisdiction in any matter arising from or relating to this Deed to the exclusion of all other Courts that may have had jurisdiction in the matter.

6.11	Counterparts: This Lease Deed has been executed in duplicate, each of which shall be deemed an original but all of which together shall constitute but one and same instrument.

SCHEDULE PROPERTY

District : Ranga Reddy	Mandal : Serilingampally

Village : Nanakramguda	Municipality: Serilingampally
Notified Area: APIIC-IALA, Nanakramguda
Land measuring 6.32 acres, situated in Survey No. 115/Part of Nanakramguda Village Serilingampally Mandal, R R District
NORTH: Proposed 45.0 M Wide CDA M.P.Road
SOUTH: Plot No.9
EAST : Proposed 18.0M Wide Road
WEST : Private Lands
IN WITNESS WHEREOF, the parties hereto above have caused this Deed to be executed as of the last day below.
SIGNED AND DELIVERED by the within
named “Lessor” (Andhra Pradesh Industrial
Infrastructure Corporation Limited) through
its Authorized Signatory Mr.Pardhasaradhi Rao
in the presence of Mr.
SIGNED AND DELIVERED by the within
named “Lessee” (Virtusa India Private
Limited) name through its Authorized Signatory
Mr.Hari Raju.M
in the presence of Mr.

Appendix A
Approval Letter No.F-2/108/2006-EPZ dated 16.06.2006
Appendix B
SEZ is fully described and delineated in the site plan attached
Sector-A
Sector A shown in color green in the site plan is given on Lease
Annexure-I
Lease Deed Dated 26th March, 2007
Annexure-II
Letter No.F.2/108/2006-EPZ; dated 7th May, 2007,